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                                                                                                                        EXHIBIT 12.1
                                                SOLA INTERNATIONAL INC.

                                          RATIO OF EARNINGS TO FIXED CHARGES
                                                (Dollars in thousands)
                                                      (Unaudited)

                                                                                    Year Ended March 31,
                                                                      ------------------------------------------------
                                                                        1999                1998                1997
                                                                      --------            --------            --------
Fixed charges:
   Interest expense ............................................      $ 18,015            $ 16,988            $ 16,187
   Interest capitalized during period ..........................           167                 666                --
   Amortization of financing costs .............................           457                 429                 414
   Interest portion of rental expense ..........................         2,391               2,607               1,862
                                                                      --------            --------            --------
Total fixed charges ............................................      $ 21,030            $ 20,690            $ 18,463
                                                                      --------            --------            --------

Earnings:
   Income from continuing operations before
     income taxes ..............................................      $ 20,192            $ 75,952            $ 41,386

Fixed charges per above ........................................        21,030              20,690              18,463
Less interest capitalized during the period ....................          (167)               (666)               --
Current period amortization of interest capitalized
   in prior periods ............................................            27                --                  --
                                                                      --------            --------            --------

Earnings as adjusted ...........................................      $ 41,082            $ 95,976            $ 59,849
                                                                      ========            ========            ========

Ratio of earnings to fixed charges .............................          1.95                4.64                3.24
                                                                      ========            ========            ========
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